Exhibit 5.1

Carbon Zero Technologies International Inc.	D +852 3656 6054
E nathan.powell@ogier.com

Reference: NMP/JTC/503760.00002

28 May 2025

Dear Sirs

Carbon Zero Technologies International Inc. (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Act). The Registration Statement relates to the offering (the Offering) of:

(i)	3,335,000 American Depositary Shares (the Public ADSs), each representing 8 Class A Ordinary Shares (as defined in below) (the ADSs) on a firm commitment basis; and

(ii)	an option for a period of 45 days after closing of the Offering for the underwriters of the Company (the Underwriters) to purchase such number of additional ADSs in the amount representing up to fifteen percent (15%) of the Public ADSs sold in the Offering to cover over-allotments (together with the Public ADSs, the IPO ADSs), if any (the Over-allotment Option).

The Company will also be issuing an underwriter purchase option (the Underwriter Purchase Option) to Ninth Eternity Securities LLC, the representative of the Underwriters (the Representative) to purchase such number of ADSs equal to an aggregate of five (5%) percent of the Public ADSs sold in the Offering (the Underwriter Purchase Option ADSs).

In addition, there will be a resale by South Kensington Investment Limited (the Selling Shareholder), being an existing shareholder of the Company of (the Resale) up to 6,000,000 Class A Ordinary Shares which are presently issued and outstanding, represented by 750,000 ADSs (the Resale ADSs).

We are furnishing this opinion as Exhibit 5.1, Exhibit 8.1 and Exhibit 23.2 to the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li	Cecilia Li** Rachel Huang** Yuki Yan** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

1	Documents examined

For the purposes of giving this opinion, we have examined copies, or drafts of the following documents (the Documents):

(a)	the certificate of incorporation of the Company dated 13 July 2023 issued by the Registrar of Companies of the Cayman Islands (the Registrar)

(b)	the memorandum and articles of association of the Company as filed with the Registrar on 13 July 2023;

(c)	the amended and restated memorandum and articles of association of the Company adopted by special resolution dated 7 August 2024 and filed with the Registrar on 13 August 2024 (the Memorandum and Articles);

(d)	a certificate of good standing dated 15 April 2025 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

(e)	the register of directors of the Company provided to us on 14 April 2025 (the ROD);

(f)	the register of members of the Company provided to us on 14 April 2025 (the ROM, and together with the ROD, the Registers);

(g)	a copy of written resolutions of the first directors of the Company dated 13 July 2023;

(h)	a copy of the written resolutions of all the directors of the Company dated 14 November 2023, 10 January 2025 and 22 April 2025 approving the Company’s filing of the Registration Statement and issuance of the IPO ADSs, the Underwriter Purchase Option ADSs, the Underlying Ordinary Shares (as defined in below) and the Resale (together with item (g) above, the Board Resolutions);

(i)	21 copies of application for shares all dated 13 July 2023 signed by each shareholder of the Class A Ordinary Shares and the Class B Ordinary Shares (as defined in below);

(j)	a certificate dated 28 May 2025 as to certain matters of fact signed by a director of the Company (the Director’s Certificate);

(k)	the Registration Statement;

(l)	the draft form of underwriting agreement appended as an exhibit to the Registration Statement (the Underwriting Agreement); and

(m)	the draft form of deposit agreement to be entered among the Company, the depositary named therein (the Depositary) and the owners and holders of the ADSs issued thereunder and appended as an exhibit to the Registration Statement (the Deposit Agreement).

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Director’s Certificate and the Registers is accurate and complete as at the date of this opinion;

(e)	all copies of the memorandum and articles of association of the Company effective at relevant time provided to us are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)	all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(g)	the Board Resolutions remain in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Offering and the Resale, and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Documents which has not been properly disclosed in the Board Resolutions;

(h)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Ordinary Shares and none of the Ordinary Shares have been offered or issued to residents of the Cayman Islands;

(i)	the Company is, and after the allotment (where applicable) and issuance of any Class A Ordinary Shares and ADSs will be, able to pay its liabilities as they fall due; and

(j)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate Status

(a)	The Company has been duly incorporated as an exempted company with limited liability on 13 July 2023 and is validly existing and in good standing under the laws of the Cayman Islands.

Authorised Share capital

(b)	The authorised share capital of the Company is US$50,000 divided into 4,900,000,000 Class A ordinary shares of a nominal or par value of US$0.00001 each (the Class A Ordinary Shares); and 100,000,000 Class B ordinary shares of a nominal or par value of US$0.00001 each (the Class B Ordinary Shares, together with the Class A Ordinary Shares, the Ordinary Shares).

Corporate Power

(c)	The Company has all requisite capacity and power under the Memorandum and Articles to execute and deliver the Underwriting Agreement (pursuant to which the Company will issue the Underwriter Purchase Option to the Representative) and the Depository Agreement and to perform its obligations, and exercise its rights, under them.

Valid Issuance of Underlying Ordinary Shares

(d)	The Class A Ordinary Shares underlying the IPO ADSs (the Ordinary Shares Underlying the IPO ADSs) to be issued by the Company as contemplated by the Registration Statement have been duly authorised for issue and when:

(i)	issued and allotted by the Company against payment in full of the consideration therefor in accordance with the terms set out in the Registration Statement, the Underwriting Agreement, the Deposit Agreement and the Memorandum and Articles;

(ii)	such issuance of the Ordinary Shares Underlying the IPO ADSs has been duly registered in the Company’s register of members as fully paid shares;

(iii)	the Depositary or its nominee has been entered in the Company’s register of members as the holder of the Ordinary Shares Underlying the IPO ADSs in accordance with the Deposit Agreement will be validly issued, fully paid and non-assessable.

(e)	The Class A Ordinary Shares underlying the Underwriter Purchase Option ADSs (the Ordinary Shares Underlying the Underwriter Purchase Option ADSs, together with the Ordinary Shares Underlying the IPO ADSs, the Underlying Ordinary Shares) which are to be issued pursuant to the Underwriter Purchase Option when the Underwriter Purchase Option is exercisable under the terms of the Underwriting Agreement, have been duly authorised for issue and when:

(i)	issued by the Company upon due exercise of the Underwriter Purchase Option against payment in full of the consideration therefor in accordance with the terms of the Underwriting Agreement, the Deposit Agreement and the Company’s then effective memorandum and articles of association;

(ii)	such issuance of the Ordinary Shares Underlying the Underwriter Purchase Option ADSs has been duly registered in the Company’s register of members as fully paid shares; and

(iii)	the Depositary or its nominee has been entered in the Company’s register of members as the holder of the Ordinary Shares Underlying the Underwriter Purchase Option ADSs in accordance with the Deposit Agreement will be, validly issued, fully paid and non-assessable.

Valid Issuance of Ordinary Shares Represented by the Resale ADSs

(f)	The Class A Ordinary Shares represented by the Resale ADSs for resale by the Selling Shareholder have been validly issued, fully paid and are non-assessable.

Registration Statement

(g)	The statements contained in the Registration Statement which pertain to Cayman Islands law, including without limitation, in the sections headed “Cayman Islands Taxation”, “Description of Share Capital” and “Enforceability of Civil Liabilities”, in so far as they purport to summarise the laws or regulations of the Cayman Islands, are accurate in all material respects and that such statements constitute our opinion.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents.

4.2	Under the Companies Act (Revised) (Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of this opinion the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Taxation”, “Enforceability of Civil Liabilities” and “Legal Matters” of the Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

This opinion may be used only in connection with the Offering, the Underwriter Purchase Option, the IPO ADSs, the Underwriter Purchase Option ADSs, the Underlying Ordinary Shares and the Resale of the Resale ADSs while the Registration Statement is effective.

Yours faithfully

Ogier